Exhibit 10.1
ENERGY RECOVERY, INC.

2020 INCENTIVE PLAN RESTRICTED STOCK UNIT GRANT NOTICE AND
RESTRICTED STOCK UNIT AGREEMENT

Energy Recovery, Inc., a Delaware corporation (the “Company”), pursuant to its 2020 Incentive Plan (the “Plan”), hereby grants to the individual listed below (the “Grantee”) an Award for the number of Restricted Stock Units set forth below. This Award of Restricted Stock Units is subject to all of the terms and conditions as set forth herein, in the Restricted Stock Unit Agreement that is attached hereto (the “Restricted Stock Unit Agreement”), including the special provisions for the Grantee’s country of residence, if any, set forth in the Addendum, the Claw-Back Policy (the “Claw-Back Policy”), if applicable, and the Plan, each of which is incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Restricted Stock Unit Grant Notice (“Grant Notice”) and the Restricted Stock Unit Agreement, including the Addendum.

Grantee:	[ ]
Grant Date:	[ ]
Total Number of Restricted Stock Units:	[ ]
Vest Date:	[ ]
Vest Schedule:	Restricted Stock Units under this Award will vest and be settled (i.e., paid or distributed to the Grantee) on the Vest Date provided the Grantee remains an “Eligible Person” (as defined in the Plan) on the Vest Date. The shares underlying the restricted stock unit award on the Vest Date will be settled as soon as practicable after they become vested.

Notwithstanding the foregoing, if the Grantee is eligible for the severance benefits provided for in Section 3.1 of the Energy Recovery, Inc. Severance Plan, 25% of the RSUs subject to this Award that are not vested on the effective date of the Grantee’s termination will immediately become vested.

The Grantee acknowledges receipt of a copy of the Plan, the Restricted Stock Unit Agreement, the claw-back policy, and the addendum, and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts the Restricted Stock Units subject to all of the terms and provisions hereof and thereof, including, without limitation, the provision in the restricted stock unit agreement under which the grantee irrevocably authorizes and instructs the company and/or the Employer, or their respective agents, at their discretion, to satisfy the Tax Obligations by one or a combination of the following: (i) withholding from the Grantee’s wages or other cash compensation paid to the Grantee by the Company, the Employer and/or any Related Company; or (ii) withholding from proceeds of the sale of shares of Common Stock issued upon vesting/settlement of the Restricted Stock Units either through a voluntary sale or through a mandatory sale arranged by the Company (on Grantee’s behalf pursuant to this authorization); or (iii) withholding in shares of Common Stock to be issued upon vesting/settlement of the Restricted Stock Units and, if applicable, the provisions of the claw-back policy authorizing the company to recoup restricted stock in the event grantee engages in “detrimental activity” during or after his or her employment with or service to the company. The Grantee has reviewed this Grant Notice, the Plan, the restricted Stock Unit Agreement, the claw-back policy, and the addendum, in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice, and fully understands all provisions of this Grant Notice, the Plan, the Restricted Stock Unit Agreement, the claw-back policy, and the addendum. The Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan, this Grant Notice or the Restricted Stock Unit Agreement, including the addendum. the grantee further agrees to notify the company upon any change in the residence address indicated in this grant notice.

Energy Recovery, Inc.:		GRANTEE:
By:	[ ]	By:	[ ]
Print Name:	[ ]	Print Name:	[ ]
Title:	[ ]
Address:	1717 Doolittle Drive	Address:	[ ]
San Leandro, CA 94577

ENERGY RECOVERY, INC.
2020 INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT

1.Award of Restricted Stock Units.
a.Award. Energy Recovery, Inc., a Delaware corporation (the “Company”) hereby grants as of the Date of Grant set forth in the Restricted Stock Unit Grant Notice (the “Grant Notice”) to the Grantee (the “Grantee”) named in the Grant Notice an Award with respect to the number of Restricted Stock Units set forth in the Grant Notice, subject to the terms and provisions of the Grant Notice, this Restricted Stock Unit Agreement and the Addendum (collectively this “Agreement”), and the Company’s 2020 Incentive Plan (the “Plan”). Each Restricted Stock Unit represents the right to receive one share of Common Stock of the Company (a “Share”) on the date the Restricted Stock Units vest. Unless and until the Restricted Stock Units are vested in the manner set forth in Section 2 hereof, the Grantee shall have no right to settlement of any such Restricted Stock Units. Prior to settlement of any vested Restricted Stock Units, such Restricted Stock Units represent an unsecured obligation of the Company, payable (if at all) from the general assets of the Company.
b.Definitions. All capitalized terms used in this Agreement without definition shall have the meanings ascribed in the Plan and the Grant Notice.
c.Incorporation of Terms of Plan. The award of Restricted Stock Units is subject to the terms and conditions of the Plan which are incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.
2.Vesting and Forfeiture.
a.Forfeiture. Any Restricted Stock Units which are not vested as of the date the Grantee ceases to serve as a Director shall thereupon be forfeited immediately and without any further action by the Company. The date of ceasing to be a Director shall not be extended to include any notice of termination or similar period and shall be considered ceased on the last active day of Service (as determined by the Committee) for the purposes of the Plan.
b.Vesting. Subject to Section 2(a) hereof, the Restricted Stock Units shall vest in accordance with the vesting schedule set forth on the Grant Notice, provided the Grantee remains in continuous Service during the entire period commencing on the Vesting Commencement Date and ending on the applicable vesting date. The Grantee’s active Service does not terminate when the Grantee goes on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing. However, the Grantee’s active Service terminates when the approved leave ends, unless the Grantee immediately returns to active work. If the Grantee goes on a leave of absence, then the vesting schedule specified in the Grant Notice may be adjusted in accordance with the Company’s leave of absence policy or the terms of the Grantee’s leave if permissible under applicable local law. If the Grantee commences working on a part-time basis, then the vesting schedule specified in the Grant Notice may be adjusted in accordance with the Company’s part-time work policy or the terms of an agreement between the Grantee and the Company pertaining to the Grantee’s part-time schedule if permissible under applicable local law.
3.Settlement.
a.Time and Form of Payment. Subject to the terms of the Plan and this Agreement, any Restricted Stock Units that vest and become nonforfeitable shall be settled in whole Shares, which shall be issued in book-entry form, registered in the Grantee’s name. Such settlement shall be made as soon as practicable, but no later than 60 days, following the date of vesting. The value of any fractional Restricted Stock Units shall be paid in cash at the time the Shares are delivered in settlement of the Restricted Stock Units.
b.Conditions to Settlement of Restricted Stock Units. Notwithstanding any other provision of this Agreement (including without limitation Section 2(b)):
(i)No Shares shall be issued to the Grantee or his or her legal representative unless and until the Grantee or his or her legal representative shall have satisfied all applicable tax withholding obligations pursuant to Section 4 hereof.

(ii)The Company shall not be required to issue or deliver any Shares prior to the fulfillment of all of the following conditions: (A) the admission of the Shares subject to the award to listing on all stock exchanges on which the Common Stock is then listed; (B) the completion of any subject to the Award registration or other qualification of the Shares under any applicable securities law, any U.S. state or federal or foreign law, or under rulings or regulations of the U.S. Securities and Exchange Commission or other governmental regulatory body, which the Committee shall, in its sole and absolute discretion, deem necessary and advisable, or if the offering of the Shares is not so registered, a determination by the Company that the issuance of the Shares would be exempt from any such registration or qualification requirements; (C) the obtaining of any approval or other clearance from any state or federal or foreign governmental agency that the Committee shall, in its absolute discretion, determine to be necessary or advisable; and (D) the lapse of any such reasonable period of time following the date the Restricted Stock Units vest as the Committee may from time to time establish for reasons of administrative convenience.
4.Tax Obligations. Regardless of any action the Company and/or the Grantee’s actual employer (“the “Employer”), if the Company is not the Grantee’s employer, takes with respect to any or all income tax, social security, payroll tax, payment on account or other tax-related items related to the Grantee’s participation in the Plan and legally applicable to the Grantee (“Tax Obligations”), the Grantee hereby acknowledges that the ultimate liability for all Tax Obligations is and remains the Grantee’s responsibility and may exceed the amount actually withheld by the Company Employer. The Grantee further acknowledges that neither the Company nor the Employer (1) makes any representations or undertakings regarding the treatment of any Tax Obligations in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant, vesting or settlement of the Restricted Stock Units, the issuance of Shares upon settlement of the Restricted Stock Units, the subsequent sale of Shares acquired pursuant to such issuance and the receipt of any dividends and/or any dividend equivalents; and (2) does not commit to and is under no obligation to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate the Grantee’s liability for Tax Obligations or achieve any particular tax result. Further, if the Grantee has become subject to tax in more than one jurisdiction between the Date of Grant and the date of any relevant taxable event, the Grantee hereby acknowledges that the Company or the Employer may be required to withhold or account for Tax Obligations in more than one jurisdiction.
Prior to the relevant taxable or tax withholding event, as applicable, the Grantee shall pay or make arrangements satisfactory to the Company and/or the Employer to satisfy all Tax Obligations. In this regard, the Grantee authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the Tax Obligations by one or a combination of the following: (i) withholding from proceeds of the sale of shares of Common Stock issued upon vesting/settlement of the Restricted Stock Units either through a voluntary sale or through a mandatory sale arranged by the Company (on Grantee’s behalf pursuant to this authorization); or (ii) withholding in shares of Common Stock to be issued upon vesting/settlement of the Restricted Stock Units.
To avoid negative accounting treatment, the Company may withhold or account for Tax Obligations by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax Obligations is satisfied by withholding in Shares, for tax purposes, the Grantee shall be deemed to have been issued the full number of Shares subject to the vested Restricted Stock Units, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax Obligations due as a result of any aspect of the Grantee’s participation in the Plan.
Finally, the Grantee shall pay to the Company any amount of Tax Obligations that the Company may be required to withhold or account for as a result of the Grantee’s participation in the Plan that cannot be satisfied by the means previously described. The Grantee hereby acknowledges and agrees that the Company may refuse to issue or deliver the Shares, any cash payments receivable at settlement or the proceeds of the sale of Shares, if the Grantee fails to comply with his or her obligations in connection with the Tax Obligations.
5.Restricted Stock Units and Interests Not Transferable. No Restricted Stock Units or any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Grantee or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect.
6.Rights as Stockholder. Neither the Grantee nor any person claiming under or through the Grantee shall have any of the rights or privileges of a stockholder of the Company in respect of any Shares issuable hereunder unless and until certificates representing such Shares (which may be in uncertificated form) will have been issued and recorded on the books and records of the Company or its transfer agents or registrars, and delivered to the Grantee (including through electronic delivery to a brokerage account). After such issuance, recordation and delivery, the Grantee shall have all the rights of a stockholder of the Company, including with respect to the right to vote the Shares and the right to receive any cash or share dividends or other distributions paid to or made with respect to the Shares.

7.Restrictions on Resale. The Grantee hereby agrees not to sell any Shares at a time when applicable laws, Company policies or an agreement between the Company and/or its underwriters prohibit a sale. This restriction (if any) will apply as long as the Grantee’s Service continues and for such period of time after the termination of the Grantee’s Service as the Company may specify.
8.Adjustments. The number of Restricted Stock Units awarded pursuant to this Agreement is subject to adjustment as provided in Article 10 of the Plan. The Grantee shall be notified of such adjustment and such adjustment shall be binding upon the Company and the Grantee.
9.NO GUARANTEE OF CONTINUED SERVICE. THE GRANTEE HEREBY ACKNOWLEDGES AND AGREES THAT THE VESTING OF RESTRICTED STOCK UNITS PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING TO PROVIDE SERVICE AS AN EMPLOYEE OR CONSULTANT AT THE WILL OF THE EMPLOYER OR THE COMPANY ENGAGING THE CONSULTANT (AND NOT THROUGH THE ACT OF BEING HIRED, BEING AWARDED RESTRICTED STOCK UNITS, OR RECEIVING CASH OR SHARES HEREUNDER). THE GRANTEE FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS AN EMPLOYEE OR CONSULTANT, AS APPLICABLE, FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE WITH THE GRANTEE’S RIGHT OR THE GRANTEE’S EMPLOYER’S RIGHT TO TERMINATE THE GRANTEE’S RELATIONSHIP AS AN EMPLOYEE OR CONSULTANT AT ANY TIME, WITH OR WITHOUT CAUSE, AND IN ACCORDANCE WITH APPLICABLE LOCAL LAW.
10.Entire Agreement: Governing Law. The Grant Notice, the Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Grantee with respect to the subject matter hereof, and may not be modified adversely to the Grantee’s interest except by means of a writing signed by the Company and the Grantee. Nothing in the Grant Notice, the Plan and this Agreement (except as expressly provided therein) is intended to confer any rights or remedies on any persons other than the parties. The Grant Notice, the Plan and this Agreement are to be construed in accordance with and governed by the internal laws of the State of California (as permitted by Section 1646.5 of the California Civil Code, or any similar successor provision) without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the parties. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or the Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of Alameda County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed. Should any provision of the Grant Notice, the Plan or this Agreement be determined by a court of law to be illegal or unenforceable, such provision shall be enforced to the fullest extent allowed by law and the other provisions shall nevertheless remain effective and shall remain enforceable.
11.Conformity to Securities Laws. The Grantee acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act of 1933, as amended, and the Exchange Act, and any and all regulations and rules promulgated thereunder by the U.S. Securities and Exchange Commission, including, without limitation, Rule 16b-3 under the Exchange Act. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Restricted Stock Units are granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.
12.Interpretation and Amendments. The award of Restricted Stock Units, the vesting and delivery of Restricted Stock Units and the issuance of Shares upon vesting are subject to, and shall be administered in accordance with, the provisions of the Plan, as the same may be amended from time to time, provided that no amendment may, without the consent of the Grantee, affect the rights of the Grantee under this award of Restricted Stock Units in a materially adverse manner. For purposes of the foregoing sentence, an amendment that affects the tax treatment of the Restricted Stock Units shall not be considered as affecting the Grantee’s rights in a materially adverse manner.
13.Headings. The captions used in the Grant Notice and this Agreement are inserted for convenience and shall not be deemed a part of the award of Restricted Stock Units for construction or interpretation.

14.Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the United States mail by certified mail, (if the parties are within the United States) or upon deposit for delivery by an internationally recognized express mail courier service (for international delivery of notice) with postage and fees prepaid, addressed to the Grantee to his or her address shown in the Company records, and to the Company at its principal executive office.
15.Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon the Grantee and his or her heirs, executors, administrators, successors and assign.
16.Severability. In the event that any provision in this Agreement is held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.
17.Code Section 409A. For Grantees subject to tax in the U.S., the vesting and settlement of Restricted Stock Units awarded pursuant to this Agreement are intended to qualify for the “short-term deferral” exemption from Section 409A of the Code. The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan and/or this Agreement to ensure that the Restricted Stock Units qualify for exemption from or comply with Section 409A of the Code; provided, however, that the Company makes no representations that the Restricted Stock Units will be exempt from Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to these Restricted Stock Units.
18.Nature of Grant. In accepting the grant, the Grantee hereby acknowledges that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time;
(b)the grant of the Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted repeatedly in the past;
(c)all decisions with respect to future Restricted Stock Units grants, if any, shall be at the sole discretion of the Company;
(d)the Grantee’s participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer, as applicable, to terminate the Grantee’s employment or other service provider relationship with the Employer at any time;
(e)the Grantee is voluntarily participating in the Plan;
(f)the Restricted Stock Units grant and the Grantee’s participation in the Plan shall not be interpreted to form an employment contract or other service relationship with the Company or an Affiliate;
(g)the future value of the underlying Shares is unknown and cannot be predicted with certainty;
(h)Neither the Company nor the Employer is not providing any tax, legal or financial advice, nor is the Company or the Employer making any recommendations regarding the Grantee’s participation in the Plan, or the Grantee’s acquisition or sale of the underlying Shares;
(i)the Grantee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding the Grantee’s participation in the Plan before taking any action related to the Plan;
(j)the Restricted Stock Units and the benefits, if any, under the Plan shall not automatically transfer to another company in the case of a merger, take-over or transfer of liability;
(k)the Restricted Stock Units and the Shares subject to the Restricted Stock Units are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or any Affiliate, and which is outside the scope of the Grantee’s employment or other service relationship contract, if any;
(l)the Restricted Stock Units and the Shares subject to the Restricted Stock Units are not intended to replace any pension rights or compensation;

(m)in consideration of the grant of the Restricted Stock Units, no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from termination of the Grantee’s employment or other service relationship with the Company or any Affiliate (for any reason whatsoever and whether or not in breach of local labor laws), and the Grantee hereby irrevocably releases the Company and the Grantee’s actual employer, if the Company is not the Grantee’s employer, from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, the Grantee shall be deemed irrevocably to have waived his or her entitlement to pursue such claim;
(n)the Restricted Stock Units and the Shares subject to the Restricted Stock Units are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or any Affiliate; and
(o)in the event of termination of the Grantee’s employment (whether or not in breach of local labor laws), the Grantee’s right, if any, to vest in the Restricted Stock Units under the Plan shall terminate effective as of the date that the Grantee is no longer actively employed and shall not be extended by any notice period mandated under local law; the Committee shall have the exclusive discretion to determine when the Grantee is no longer actively employed for purposes of the Restricted Stock Units granted hereunder.
19.Data Privacy. Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Grantee’s personal data as described in this Agreement, including the Addendum, and any other Restricted Stock Unit materials by and among, as applicable, the Company and any Affiliate for the exclusive purposes of implementing, administering and managing the Grantee’s participation in the Plan.
The Grantee hereby acknowledges that he or she understands that the Company may hold certain personal information about the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in favor of the Grantee, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).
The Grantee hereby acknowledges that he or she understands that Data will be transferred to any Company authorized third party(ies) assisting in the implementation, administration and management of the Plan. The Grantee hereby acknowledges that he or she understands that the recipients of the Data may be located in the Grantee’s country of residence or elsewhere, and that the recipients’ country may have different data privacy laws and protections than the Grantee’s country.
For Grantees outside the U.S., the following paragraph applies:
The Grantee hereby acknowledges that he or she understands that the Grantee may request a list with the names and addresses of any potential recipients of the Data by contacting the Grantee’s local human resources representative. The Grantee hereby authorizes the Company and any Company authorized third party service provider(s) which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the purposes of implementing, administering and managing the Grantee’s participation in the Plan. The Grantee hereby acknowledges that he or she understands that Data will be held only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan. The Grantee hereby acknowledges that he or she understands that the Grantee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Grantee’s local human resources representative. The Grantee hereby acknowledges that he or she understands, however, that refusing or withdrawing the Grantee’s consent may affect the Grantee’s ability to participate in the Plan. For more information on the consequences of the Grantee’s refusal to consent or withdrawal of consent, the Grantee hereby acknowledges that he or she understands that the Grantee may contact his or her local human resources representative.
20.Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

21.Language. If the Grantee has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
22.Addendum. Notwithstanding any provisions in this Agreement, the Restricted Stock Unit grant shall be subject to any special terms and conditions set forth in any Addendum to this Agreement for the Grantee’s country. Moreover, if the Grantee relocates to one of the countries included in the Addendum, the special terms and conditions for such country will apply to the Grantee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Addendum constitutes part of this Agreement.
23.Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Grantee’s participation in the Plan, on the Restricted Stock Units and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

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